Exhibit 107

CALCULATION OF REGISTRATION FEE

	Security type	Title of each class of security to be registered	Fee calculation rule	Amount to be registered(1)	Proposed maximum offering price per security		Proposed maximum aggregate offering price(2)		Fee rate	Amount of registration fee
Fees Previously Paid	—	—		—	—		—		—	—
Fees to Be Paid	Equity	Pubco Ordinary Shares(3)(5)	457(c) and 457(f)(1)	8,583,244	$10.26	(2)	$88,064,083.44		$0.0000927	$8,163.54
	Equity	Pubco Warrants(4)(5)		14,840,000	—	(6)	—	(6)	—	—
	Equity	Pubco Ordinary Shares issuable on exercise of Pubco Underwriter Warrants(5)	457(g)	690,000	$12.00	(7)	$8,280,000		$0.0000927	$767.56
	Equity	Pubco Ordinary Shares issuable on exercise of Other Pubco Warrants(5)	457(g)	7,075,000	$11.50	(8)	$81,362,500		$0.0000927	$7,542.30
		Total Offering Amounts		31,188,244			$177,706,583.44		$0.0000927	$16,473.40
		Total Fees Previously Paid								$0
		Net Fee Due								$16,473.40	(9)

(1)	All securities being registered will be issued by NWTN Inc., a Cayman Islands exempted company (“Pubco”). In connection with the business combination described in the enclosed proxy statement/prospectus (“Business Combination”):

(a)	Muse Merger Sub I Limited, a Cayman Islands company and wholly owned subsidiary of Pubco (“First Merger Sub”), will merge with and into ICONIQ Holding Limited, an exempted company incorporated with limited liability in the Cayman Islands (“ICONIQ”) (the “First Merger”), with ICONIQ surviving the First Merger as a wholly-owned subsidiary of Pubco (ICONIQ, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and the outstanding shares of ICONIQ will be converted into the right to receive shares of Pubco, and one (1) Business Day following,

(b)	Muse Merger Sub II Limited, a British Virgin Islands company and wholly owned subsidiary of Pubco (“Second Merger Sub”), will merge with and into East Stone Acquisition Corporation, a British Virgin Islands business company (“East Stone”) (the “Second Merger” and together with the First Merger, the “Mergers”), with East Stone continuing as the surviving entity and as a wholly-owned subsidiary of Pubco, and each issued and outstanding security of East Stone immediately prior to the Mergers, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco.

(2)	Based on the market prices on July 21, 2022 of the ordinary shares, Warrants (as defined below) and Rights (as defined below) of East Stone (the company to which the registrant, Pubco, will succeed after the consummation of the transactions described in this registration statement and the enclosed proxy statement/prospectus).

(3)	Consists of Pubco Ordinary Shares issuable in exchange for outstanding ordinary shares, no par value, of East Stone, including (i) 3,450,000 Pubco Ordinary Shares issuable in exchange for ordinary shares of East Stone issued to the initial shareholders of East Stone prior to its initial public offering (“Founder Shares”), (ii) 3,264,744 Pubco Ordinary Shares issuable in exchange for ordinary shares of East Stone (“Public Shares”), which includes those shares underlying the units of East Stone issued in East Stone’s initial public offering (“Public Units”), (iii) 350,000 Pubco Ordinary Shares issuable in exchange for ordinary shares of East Stone (the “Private Shares”) underlying the private placement units (the “Private Placement Units”) purchased in a private placement simultaneously closed with East Stone’s initial public offering, (iv) 103,500 Pubco Ordinary Shares issuable in exchange for ordinary shares of East Stone issued to underwriters of East Stone as compensation, (v) [ ] Pubco Ordinary Shares to be issued to the existing holders of Class B ordinary shares of ICONIQ, and (vi) Pubco Ordinary Shares issuable pursuant to the mandatory exchange of rights, with one right entitling the holder to receive one-tenth (1/10) of one ordinary share, underlying the Public Units (the “Public Rights”) and the Private Placement Units (the “Private Rights”, together with the Public Rights, the “Rights”) upon the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus. The Registrant will not receive any consideration in connection with such exchange. Upon the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, all Units will be separated into their component securities, and all Rights will be exchanged for Ordinary Shares of Pubco.

(4)	Consists of Pubco Warrants issuable in exchange for outstanding warrants of East Stone, which includes (i) 13,800,000 warrants to purchase one-half (1/2) of one ordinary share at a price of $11.50 per share included in the outstanding Public Units (“Public Warrants”), (ii) 350,000 warrants to purchase one-half (1/2) of one ordinary share at a price of $11.50 per share (“Private Warrants”) that were underlying the private placement units purchased by the initial shareholders of East Stone and certain other investors in a private placement closed simultaneously with East Stone’s initial public offering, and (iii) 690,000 warrants to purchase one (1) ordinary share at a price of $12,00 per share (“Representative’s Warrants”), which were issued to I-Bankers and its designee, EarlyBird, in connection with their services as underwriters for the IPO of East Stone and as a result of the full exercise of the over-allotment option in connection therewith, each of which is exercisable for one full ordinary share of East Stone, in accordance with its terms.

(5)	Pursuant to Rule 416(a) under the Securities Act, an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions are also being registered.

(6)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(7)	Based on the exercise price of Representative’s Warrants ($12.00 per share).

(8)	Based on the exercise price of Public Warrants and Private Warrants ($11.50 per share).

(9)	Paid herewith.